EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President, Chief Operating Officer and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

MONDAY, MAY 15, 2006

MPW REPORTS FISCAL THIRD QUARTER RESULTS

HEBRON, Ohio, May 15, 2006 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $26.1 million for the third fiscal quarter ended March 31, 2006. Revenue was up $3.4 million from $22.7 million for the quarter ended March 31, 2005. The Company reported a net loss of $(49) thousand, or $0.00 per share, for the third fiscal quarter ended March 31, 2006, compared with a net loss of $(0.4) million or $(0.04) per share, for the same period last year.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “While we once again have seen positive growth in our top line performance, we also continue to fall short of our profitability goals.” Mr. Black added, “Rising fuel and chemical costs as well as increased administrative costs continue to negatively impact our bottom line performance. The Company continues to focus on controlling these and other costs in order to improve the Company’s overall profitability.”

Quarterly Discussion

The 14.8% increase in revenues to $26.1 million for the quarter ended March 31, 2006 was primarily the result of increases in all of the Company’s Industrial Cleaning, Facility Maintenance and Support Services and Industrial Container Cleaning segments. The increase in revenues within the Industrial Cleaning segment was primarily the result of additional outage work for several new and existing customers, combined with additional daily work for a customer that is currently experiencing a work stoppage. The Facility Maintenance and Support Services segment revenues increased as a result of increased work for both new and existing customers, while the Industrial Container Cleaning segment’s increase was the result of increased volume primarily from existing customers.

Income from operations was $0.3 million, or 1.1% as a percentage of revenue, for the three months ended March 31, 2006 compared to a loss from operations of $(0.3) million, or (1.4)% as a percentage of revenue, for the three months ended March 31, 2005. The increase in operating income was driven by improved revenues combined with lower workers’ compensation costs, bad debt and depreciation expense, partially offset by higher repair and maintenance, fuel, chemical and administrative costs.

Corporate Profile

Founded in 1972, MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers four principal service lines that are integral to a wide variety of manufacturing processes. These four service lines are industrial cleaning, facility maintenance and support services, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2006	June 30, 2005
	(unaudited)
ASSETS
Cash	$1,753	$744
Accounts receivable, net	18,391	16,723
Inventories	1,760	2,002
Deferred income taxes	1,657	1,264
Prepaid expenses	804	1,066
Other current assets	—	15

Total current assets	24,365	21,814

Property and equipment, net	28,195	28,192
Goodwill	5,487	5,487
Other intangibles, net	5,945	6,503
Other assets	408	243

Total assets	$64,400	$62,239

LIABILITIES
Accounts payable	$3,318	$3,547
Accrued compensation and related taxes	2,889	1,899
Current maturities of long-term debt	917	1,234
Other accrued liabilities	6,580	5,518

Total current liabilities	13,704	12,198

Long-term debt	16,106	16,410
Deferred income taxes	1,492	1,806
Other long-term liabilities	233	—

Total liabilities	31,535	30,414

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,716,207 shares issued and outstanding at March 31, 2006 and June 30, 2005, respectively	107	107
Additional paid-in capital	41,069	40,936
Accumulated deficit	(8,405)	(9,223)
Accumulated other comprehensive income	94	5

Total shareholders’ equity	32,865	31,825

Total liabilities and shareholders’ equity	$64,400	$62,239

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
	(unaudited)
Revenues	$26,091	$22,732	$77,845	$68,592
Cost of services	21,330	19,047	62,378	55,451

Gross profit	4,761	3,685	15,467	13,141
Selling, general and administrative expenses	4,462	3,913	13,627	12,674
Other general (income) expense	11	82	(411)	120

Income (loss) from operations	288	(310)	2,251	347
Other expense
Other expense	(75)	—	(104)	—
Interest expense, net	(235)	(263)	(752)	(810)

Income (loss) from operations before provision (benefit) for income taxes	(22)	(573)	1,395	(463)
Provision (benefit) for income taxes	27	(156)	577	(120)

Net income (loss)	$(49)	$(417)	$818	$(343)

Net income (loss) per share, basic and diluted	$—	$(0.04)	$0.08	$(0.03)

Weighted average shares outstanding	10,716	10,711	10,716	10,709
Weighted average shares outstanding, assuming dilution	10,716	10,711	10,740	10,709